Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Jim Huseby
Investor Relations
(813) 637-5000

Syniverse Names Robert J. Marino Non-Executive Chairman

Tampa, Fla. – December 26, 2006 – Syniverse Holdings (NYSE: SVR), a leading provider of mission-critical technology services to wireless telecommunications companies worldwide, today announced that the company’s Board of Directors named Robert J. Marino non-executive Chairman of the Board effective December 31, 2006. Mr. Marino succeeds G. Edward Evans, who will be leaving the company at the end of the year as previously announced. Mr. Evans resigned his executive position with the company to pursue new business opportunities in the wireless broadband services industry. As part of this transition, Mr. Evans will step off the Board of Directors at the end of December.

Mr. Marino has served as a director since February 2004. He has over 20 years of telecom-related experience and previously served in a variety of senior leadership positions at Convergys Corporation, including group president of Convergys Information Management Group. Mr. Marino also served in a variety of senior management positions at Nextel Communications, Houston Cellular, Compania de Radiocomunicaciones Moviles in Argentina and Sprint Corporation.

“I am pleased that Bob Marino has agreed to succeed me as Chairman,” said Mr. Evans. “He has been an active participant on the Board for the past three years, understands the company well and has been a tremendous asset to the business. I have thoroughly enjoyed my involvement with Syniverse over the past five years but am eager to begin focusing my attention on my new wireless broadband services venture.”

“We want to thank Ed for his tremendous contributions to the company,” said Tony Holcombe, Syniverse President and CEO. “He was critical in leading Syniverse through a remarkable period that began with its initial acquisition from Verizon in 2002. He led a successful global expansion and moved the company into new markets like number portability. In addition, I have appreciated the transition Ed has provided over the last year after I assumed the CEO position. As he begins his new venture, we wish him the best.”

Mr. Evans served as the company’s CEO from February 2002 until January 2006 and has served as Chairman since November 2004. Earlier this year, Mr. Holcombe assumed the CEO position and Mr. Evans agreed to serve in an executive capacity through year end 2006, focusing on corporate strategy and acquisition activities.

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Syniverse Technologies | 8125 Highwoods Palm Way, Tampa, FL USA 33647-1765 | 1.813.637.5000 | www.syniverse.com

About Syniverse

Syniverse Technologies (NYSE: SVR) is a leading provider of mission-critical technology services to wireless telecommunications companies worldwide. Syniverse solutions simplify technology complexities by integrating disparate carriers’ systems and networks in order to provide seamless global voice and data communications to wireless subscribers. Carriers depend on Syniverse’s integrated suite of services to solve their most complex technology challenges and to facilitate the rapid deployment of next generation wireless services. Syniverse provides services to over 350 telecommunications carriers in more than 50 countries, including the ten largest U.S. wireless carriers and seven of the ten largest international wireless carriers. Headquartered in Tampa, Fla., U.S.A., Syniverse has offices in major cities throughout North America, The Netherlands, China, the United Kingdom and a global sales force in Brazil, France, India, Italy, Japan, Luxembourg, Norway, Singapore and Slovakia. For more information, visit www.syniverse.com.

Syniverse Technologies | 8125 Highwoods Palm Way, Tampa, FL USA 33647-1765 | 1.813.637.5000 | www.syniverse.com